                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

               AGREEMENT, dated as of March 8, 2002, by and between Vornado Realty Trust, a Maryland real estate investment trust, with its principal offices at 888 Seventh Avenue, New York, New York 10106 (the "Company") and Michael D. Fascitelli ("Executive").

               WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of December 2, 1996 (the "1996 Agreement");

               WHEREAS, the Company and Executive wish to amend and restate the 1996 Agreement in its entirety;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby amend and restate the 1996 Agreement in its entirety and agree as follows:

               1. EMPLOYMENT. The Company hereby agrees to continue Executive's employment as the President of the Company, and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

               2. TERM. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on January 1, 2002 (the "Commencement Date") and shall continue through December 31, 2006; PROVIDED that, commencing on January 1, 2006, and on each January 1 thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party gives written notice not to extend this Agreement prior to three (3) months before such extension would be effectuated. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

               3. POSITION AND DUTIES. During the Employment Period, Executive shall serve as President of the Company, and shall report solely and directly to Mr. Steven Roth; PROVIDED that, if Mr. Steven Roth is no longer employed by the Company for any reason, Executive shall report, in respect of his duties and responsibilities at the Company, solely and directly to the board of trustees of the Company (the "Board"). Subject to the supervisory powers of Mr. Steven Roth only, Executive shall have those powers and duties normally associated with the position of President and trustee and such other powers and duties as may be prescribed by Mr. Roth and the Board only, PROVIDED that such other powers and duties are consistent with Executive's position as President and trustee of the Company. Executive shall devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 10(a), (b) or (c) of this Agreement, to (i) manage Executive's personal, financial and legal affairs, and
(ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive's continuing to serve on any such board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Commencement Date (each of which has been disclosed to the Company prior to the execution of this Agreement), shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement). Executive is currently serving as a member of the Board and of the board of directors of certain affiliates of the Company.

               4. PLACE OF PERFORMANCE. The principal place of employment of Executive shall be at the Company's principal executive offices in New York, New York.

               5. COMPENSATION AND RELATED MATTERS.

                  (a) BASE SALARY. During the Employment Period the Company shall pay Executive a base salary at the rate of not less than $1,000,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

                  (b) COMPANY SHARE OPTION. The Company has granted to Executive a non-qualified share option (the "Company Share Option") to acquire 3,500,000 shares of the common shares of beneficial interest of the Company, par value $.04 per share (the "Company Stock"), pursuant to the Company's 1993 Omnibus Share Plan (the "Company Option Plan"). The Company Share Option is subject to the terms set forth in the share option agreement attached to the 1996 Agreement as Exhibit A (the "Company Share Option Agreement") and to the Company Option Plan. The Company hereby represents and warrants to Executive that (a) the Company Option Plan has and will have sufficient shares available to effect the exercise of the Company Share Option and the Company Option Plan has been approved by its shareholders, (b) the Company Share Option was granted by the Board or by a compensation committee of the Board satisfying the conditions for "non-employee directors" under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule16b-3"), (c) the Company Share Option was properly authorized and approved by the Board and/or its compensation committee,
(d) the Company Stock underlying the Company Share Option has been registered on Form S-8 and (e) the Company Stock underlying the Company Share Option has been listed on the New York Stock Exchange. The Company hereby undertakes and agrees (at no cost to Executive) to have an effective shelf-registration in place in favor of Executive in respect of the Company Stock underlying the Company Share Option (the "Company Registration Statement"). The Company Registration Statement shall be subject to the terms set forth on Exhibit B to the 1996 Agreement.

                  (c) ALEXANDER'S STOCK OPTION. Alexander's, Inc. ("Alexander's") has granted to Executive a non-qualified stock option (the "Alexander's Stock Option") to acquire 350,000 shares of the common stock of Alexander's, par value $1.00 per share (the "Alexander's Stock"), pursuant to the Alexander's, Inc. Omnibus Stock Plan (the "Alexander's Option Plan"). The Alexander's Option is subject to the terms set forth in the stock option agreement attached to the 1996 Agreement as Exhibit C (the "Alexander's Stock Option Agreement") and to the Alexander's Option Plan. The Company hereby represents and warrants to Executive that (a) the Alexander's Stock Option Plan has sufficient shares available to effect the exercise of the Alexander's Option and the Alexander's Stock Option Plan has been approved by its shareholders, (b) the Alexander's Option was granted by the board of directors of Alexander's or by a compensation committee of the board of directors of Alexander's satisfying the conditions for non-employee directors under Rule 16b-3, (c) the Alexander's Option was properly authorized and approved by the board of directors of Alexander's and/or its compensation committee, (d) the Alexander's Stock underlying the Alexander's Stock Option has been registered on Form S-8, and (e) the Alexander's Stock underlying the Alexander's Stock Option has been properly listed on the New York Stock Exchange. The Company hereby undertakes and agrees (at no cost to Executive) to use its best efforts to cause Alexander's to have an effective shelf-registration in place in favor of Executive in respect of the Alexander's Stock underlying the Alexander's Option (the "Alexander's Registration Statement"). The Alexander's Registration Statement shall be subject to the terms set forth on Exhibit B to the 1996 Agreement.

                  (d) 2002 UNITS AGREEMENT. The Company and Executive shall execute on the date of this Agreement a deferred compensation arrangement in the form of 626,566 convertible units (the "2002 Units") pursuant to an agreement in the form attached hereto as EXHIBIT A (the "2002 Units Agreement").

                  (e) RABBI TRUST. In connection with the 2002 Units, the Company shall, within 60 days from the date of this Agreement, contribute a certificate for 626,566 shares of Company Stock into the irrevocable "rabbi" trust established pursuant to the Trust Agreement, dated as of December 2, 1996, between the Company and The Chase Manhattan Bank, a New York banking corporation (the "Rabbi Trust"). The Company hereby undertakes and agrees to maintain at no cost to Executive or the trustee under the Rabbi Trust agreement (attached as Exhibit F to the 1996 Agreement) the Rabbi Trust in respect of the 919,540 shares of Company Stock held therein pursuant to the 1996 Agreement, as well as the 626,566 shares of Company Stock to be contributed hereunder.

                  (f) CONDITION TO RECEIPT OF 2002 UNITS. Notwithstanding anything in this Section 5 to the contrary, Executive shall have no right to the amount payable pursuant to the 2002 Units Agreement in the event that, prior to December 31, 2002, he voluntarily terminates employment hereunder (other than for Good Reason); PROVIDED that, under no circumstances shall such amount be forfeited upon Executive's death or a termination of employment due to Executive's Disability.

                  (g) AUTOMOBILE. The Company will provide Executive with an automobile and driver, which automobile shall be a Lincoln Town Car or similar model.

                  (h) EXPENSES. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

                  (i) VACATION. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's chief executive officer, but in no event less than four (4) weeks annually.

                  (j) SERVICES FURNISHED. During the Employment Period, the Company shall furnish Executive with office space, stenographic and secretarial assistance and such other facilities and services comparable to those provided to the Company's chief executive officer.

                  (k) COMPANY LOAN. During the Employment Period, upon the written request of Executive, the Company shall disburse to Executive one or more loans in the aggregate amount of $20,000,000, less any loan amounts outstanding pursuant to the 1996 Agreement. Each of such loans shall be on a revolving principal basis subject to the following terms and conditions:

                     (i) the loan must be in an amount of at least $500,000;

                     (ii) the loan shall be full recourse to Executive;

                     (iii) the principal amount of the loan shall be due and payable upon the first to occur of (A) Executive's Date of Termination, (B) the fifth anniversary of the loan's date of disbursement or (C) the final payment to Executive under the 2002 Units Agreement, provided that under no circumstances shall the aggregate principal amount of all outstanding loans (including loans to Executive pursuant to the 1996 Agreement) exceed one-half (1/2) the sum of (x) the product of (1) the fair market value of one share of Company Stock and (2) the sum of the number of Convertible Units (as defined below) and 2002 Units and (y) the total "spread" on all of Executives outstanding stock options to purchase Company Stock (I.E. the positive difference between the aggregate fair market value of the Company Stock underlying all of the Executive's outstanding stock options to purchase Company Stock and the aggregate exercise price of such options), and in the event such aggregate principal amount of outstanding loans does exceed such sum, the excess shall be due and payable immediately;

                     (iv) the loan shall be subject to interest at the applicable Federal rate under Section 1274(d) of the Code on the date the loan is made;

                     (v) interest on the loan shall be payable quarterly as set forth in the agreement evidencing the loan (the intent of which will be to approximate the timing of the Company's regular quarterly dividend payments);

                     (vi) there shall be an agreement evidencing the loan and it shall contain such additional terms and conditions as are reasonably acceptable to the Executive in good faith; and

                     (vii) Executive shall not be required to pledge or otherwise hypothecate or encumber any of Executive's personal assets in connection with the loan.

For purposes of clause (iii) of this paragraph, "fair market value" on any given date shall mean the average of the high and low trading prices of the Company Stock on such date, as reported on the New York Stock Exchange composite tape for such date.

                  (l) WELFARE, PENSION AND INCENTIVE BENEFIT PLANS. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs, other than any such benefits provided solely to Mr. Steven Roth. The Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to Mr. Steven Roth (and his spouse and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives, other than any such benefits provided solely to Mr. Steven Roth or any annual incentive or long-term performance plans (other than those specified or referred to in Section 5).

                  (m) OTHER BENEFITS. During the Employment Period, the Company shall provide Executive with the benefits described below:

                     (i) a $3 million five-year renewable term life insurance policy;

                     (ii) a Company-provided medical examination on an annual basis at a medical clinic selected by Executive and reasonably satisfactory to the Company's chief executive officer;

                     (iii) tax preparation and financial planning assistance up to a maximum value of $15,000 per year; and

                     (iv) long-term disability insurance coverage with benefits at a rate of 60% of Base Salary through age sixty-five (65), less any disability benefits paid under any group long-term disability plan of the Company.

                  (n) OFFICES. Executive shall serve, without additional compensation, as a director or trustee of the Company or any of its wholly-owned subsidiaries and affiliates, and in one or more executive positions of any of such subsidiaries and affiliates, PROVIDED that Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is then provided to any other director, trustee, or executive of such entity.

                  (o) ADJUSTMENTS TO THE 2002 UNITS. In the event of a spin-off by the Company to its shareholders, Executive shall receive an appropriate equitable adjustment to the 2002 Units pursuant to the terms of Section 7(j) of the 2002 Units Agreement.

               6. TERMINATION. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                  (a) DEATH. Executive's employment hereunder shall terminate upon his death.

                  (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

                  (c) CAUSE. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's:

                     (i) conviction of, or plea of guilty or nolo contendere to, a felony;

                     (ii) willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or

                     (iii) willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company or Alexander's or to any entity in control of, controlled by or under common control with the Company or Alexander's ("Affiliates").

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company, Alexander's or any

Affiliates thereof. Cause shall not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

                  (d) GOOD REASON. Executive may terminate his employment for "Good Reason" within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company:

                     (i) the failure of Executive to be appointed to the position set forth in Section 3;

                     (ii) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as President of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority;

                     (iii) a reduction by the Company in Executive's Base Salary or a failure by the Company to pay any such amounts when due or any amounts due under the deferred compensation agreement attached as Exhibit D to the 1996 Agreement (the "Deferred Compensation Agreement"), the convertible units agreement attached as Exhibit E to the 1996 Agreement (the "Convertible Units Agreement or the 2002 Units Agreement;

                     (iv) the relocation of the Company's principal executive offices or Executive's own office location to a location more than thirty
    (30) miles from New York City;

                     (v) any purported termination of Executive's employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

                     (vi) the Company's material breach of the Company Share Option Agreement, the Convertible Units Agreement, the Deferred Compensation Agreement or the 2002 Units Agreement;

                     (vii) the Company's failure to provide the benefits set forth in Section 5(m)(i) or 5(m)(iv) or the failure of the Company to substantially provide any material employee benefits due to be provided to Executive (other than any such failure not inconsistent with any express provisions contained herein which failure affects all senior executive officers, not including for this purpose benefits provided solely to Mr. Steven Roth);

                     (viii) the Company's failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement;

                     (ix) the material breach of the Alexander's Stock Option Agreement by Alexander's;

                     (x) the failure by the Company or by Alexander's to provide Executive, upon the spin-off or distribution of any property by the Company or Alexander's to their shareholders, with an appropriate equitable adjustment to the Company Share Option, the Alexander's Share Option, the convertible units granted pursuant to the Convertible Units Agreement (the "Convertible Units") or the 2002 Units pursuant to the terms of the Company Share Option Agreement, the Alexander's Stock Option Agreement, the Convertible Units Agreement or the 2002 Units Agreement, as applicable;

                     (xi) a Change in Control of the Company;

                     (xii) the failure of the Company (i) to list (or to maintain such listing) for trading on The New York Stock Exchange or (ii) to register (or to maintain pursuant to the terms set forth on Exhibit B of the 1996 Agreement) the stock underlying the Company Share Option, the Alexander's Stock Option, the Convertible Units Agreement or the 2002 Units Agreement pursuant to an effective shelf registration statement on Form S-3 in favor of Executive and the Rabbi Trust trustee;

                     (xiii) the Company's material failure to disburse the loan amount in accordance with Section 5(k); or

                     (xiv) the Company's failure to contribute the annual Rabbi Trust funding, to the extent such funding is required by the Rabbi Trust agreement.

Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment during the one hundred and twenty (120) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                  (e) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

                  (f) WITHOUT GOOD REASON. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

               For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:

                     (1) individuals who, on the Commencement Date, constitute the Board (the "Incumbent Trustees") cease for any reason to constitute at least a majority of the Board, PROVIDED that any person becoming a trustee subsequent to the Commencement Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Trustees then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without objection to such nomination) shall be an Incumbent Trustee; PROVIDED, HOWEVER, that no individual initially elected or nominated as a trustee of the Company as a result of an actual or threatened election contest with respect to trustees or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Trustee;

                     (2) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (PROVIDED that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive); or (F) (i) any of the partners (as of the Commencement
    Date) in Interstate Properties ("Interstate") including immediate family members and family trusts or family-only partnerships and any charitable foundations of such partners (the "Interstate Partners"), (ii) any entities the majority of the voting interests of which are beneficially owned by the Interstate Partners, or (iii) any "group" (as described in Rule 13d-5(b)(i) under the Exchange Act) including the Interstate Partners, PROVIDED that the Interstate Partners beneficially own a majority of the Company Voting Securities beneficially owned by such group (the persons in (i), (ii) and

    (iii) shall be individually and collectively referred to herein as, "Interstate Holders");

                     (3) the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company's assets (a "Business Transaction"), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company's assets in such Business Transaction (the "Surviving Corporation") is beneficially owned, directly or indirectly, by the Interstate Holders or the Company's shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses
    (A), (B), (C), or (F) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a "Non-Qualifying Transaction"); or

                     (4) Board approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement, the 2002 Units Agreement, the Company Share Option Agreement, the Company Registration Statement, the Alexander's Stock Option Agreement, the Deferred Compensation Agreement, the Convertible Units Agreement and the Rabbi Trust agreement.

               7. TERMINATION PROCEDURE.

                  (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (b) DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant to Section 6(b), thirty
(30) days after Notice of Termination (PROVIDED that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

               8. COMPENSATION UPON TERMINATION OR DURING DISABILITY. In the event Executive suffers or incurs a Disability as defined in Section 6(b) or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

                  (a) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                     (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) for a period of three (3) years following the Date of Termination; PROVIDED that during the second and third years following the Date of Termination the Company's obligation to pay continued Base Salary shall be offset by the economic value of any compensation actually received (or deferred) for services rendered by Executive to any other entity;

                     (ii) the Company shall pay any deferred compensation payable in accordance with the terms of the Deferred Compensation Agreement, the Convertible Units Agreement or the 2002 Units Agreement;

                     (iii) the Company shall maintain in full force and effect, for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs (including without limitation the life insurance policy set forth in Section 5(m), but for no longer than the five-year term of such policy) in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; PROVIDED that, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), PROVIDED that such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis);

                     (iv) the Company shall reimburse Executive pursuant to
    Section 5(h) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                     (v) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (b) CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                     (i) the Company shall pay Executive his Base Salary and, to the extent required by law or the Company's vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination;

                     (ii) the Company shall pay any deferred compensation payable in accordance with the terms of the Deferred Compensation Agreement, the Convertible Units Agreement or the 2002 Units Agreement;

                     (iii) the Company shall reimburse Executive pursuant to
    Section 5(h) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

                     (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (c) DISABILITY. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to
Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                     (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) and Continued Benefits for the longer of
    (i) six (6) months or (ii) the date on which Executive becomes entitled to long-term disability benefits under the applicable plan or program of the Company paying the benefits described in Section 5(m)(iv), up to a maximum of three (3) years of Base Salary continuation;

                     (ii) the Company shall pay any deferred compensation payable in accordance with the terms of the Deferred Compensation Agreement, the Convertible Units Agreement or the 2002 Units Agreement;

                     (iii) the Company shall reimburse Executive pursuant to
    Section 5(h) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                     (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (d) DEATH. If Executive's employment is terminated by his death:

                     (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination and one (1) times Executive's annual rate of Base Salary, and shall provide Executive's spouse and dependents with Continued Benefits for one (1) year;

                     (ii) the Company shall pay any deferred compensation payable in accordance with the terms of the Deferred Compensation Agreement, the Convertible Units Agreement or the 2002 Units Agreement;

                     (iii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to Section 5(h) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                     (iv) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (e) FAILURE TO EXTEND. A failure to extend the Agreement pursuant to Section 2 by either party shall not be treated as a termination of Executive's employment for purposes of this Agreement.

               9. MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement, the 2002 Units Agreement, the Deferred Compensation Agreement or the Convertible Units Agreement shall not be offset by any claims the Company may have against Executive (other than an offset for any due and payable loan amounts under Section 5(k) excluding the Deferred Compensation Agreement) and, except with respect to such loan amounts, as set forth above, the Company's obligation to make the payments provided for in this Agreement, the 2002 Units Agreement, the Deferred Compensation Agreement or the Convertible Units Agreement, and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

               10. CONFIDENTIAL INFORMATION, OWNERSHIP OF DOCUMENTS; NON-COMPETITION.

                  (a) CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

                  (b) REMOVAL OF DOCUMENTS; RIGHTS TO PRODUCTS. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

                  (c) PROTECTION OF BUSINESS. During the Employment Period and until the first anniversary of Executive's Date of Termination (but only in the event Executive is terminated by the Company for Cause, Executive terminates employment without Good Reason or Executive is terminated by the Company for Disability), the Executive will not (i) engage, anywhere within the geographical areas in which the Company, Alexander's or any of their Affiliates (the "Designated Entities") are conducting their business operations or providing services as of the Date of Termination, in any business which is being engaged in by the Designated Entities as of the Date of Termination or pursue or attempt to develop any project known to Executive and which the Designated Entities are pursuing, developing or attempting to develop as of the Date of Termination, unless such project has been inactive for over nine (9) months (a "Project"), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Designated Entities in the same geographic area as the Designated Entities, any Project or any customer of any of the Designated Entities, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one (1%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                  (d) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

                  (e) CONTINUING OPERATION. Except as specifically provided in this Section 10, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

               11. INDEMNIFICATION.

                  (a) GENERAL. The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company, Alexander's or any subsidiary of such entities or is or was serving at the request of the Company, Alexander's or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Maryland law, as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company or Alexander's and shall inure to the benefit of his heirs, executors and administrators.

                  (b) EXPENSES. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

                  (c) ENFORCEMENT. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, Executive shall be entitled to be paid also the expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

                  (d) PARTIAL INDEMNIFICATION. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

                  (e) ADVANCES OF EXPENSES. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but, only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

                  (f) NOTICE OF CLAIM. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

                  (g) DEFENSE OF CLAIM. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                     (i) The Company will be entitled to participate therein at its own expense; and

                     (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company, Alexander's or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                     (iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on

    Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

                  (h) NON-EXCLUSIVITY. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company, Alexander's or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

               12. LEGAL FEES AND EXPENSES. The Company shall reimburse Executive promptly following the Commencement Date for all legal fees and expenses reasonably incurred by Executive in connection with Executive and the Company entering into this Agreement and the 2002 Units Agreement, upon receipt of reasonable written evidence of such fees and expenses. If any contest or dispute shall arise between the Company or Alexander's and Executive regarding any provision of this Agreement, the Rabbi Trust agreement, the Company Registration Statement, the Alexander's Registration Statement, or the Alexander's Stock Option Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company receives reasonable written evidence of such fees and expenses.

               13. SUCCESSORS; BINDING AGREEMENT.

                  (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) EXECUTIVE'S SUCCESSORS. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

               14. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:
                  Michael D. Fascitelli
                  888 Seventh Avenue
                  New York, New York 10106

                  with a copy to:

                  Stephen W. Skonieczny
                  Dechert
                  30 Rockefeller Plaza
                  New York, NY 10112-2200

                  If to the Company:

                  Vornado Realty Trust
                  888 Seventh Avenue
                  New York, New York 10106
                  Attention:  Steven Roth

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               15. MISCELLANEOUS. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

               16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

               17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

               18. ENTIRE AGREEMENT. This Agreement amends and restates the 1996 Agreement in its entirety and along with the 2002 Units Agreement, the Company Share Option Agreement, the Company Registration Statement, the Alexander's Stock Option Agreement, the Deferred Compensation Agreement, the Convertible Units Agreement and the Rabbi Trust agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any outstanding stock option or restricted stock agreements or any compensatory plan or program in which the Executive is a participant on the Commencement Date.

               19. WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

               20. NONCONTRAVENTION. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

               21. TRUSTEE. In the event any successor to the Company is a corporation, all references herein to "trustee" or "Board of Trustees" shall mean "director" or "Board of Directors", respectively.

               22. SECTION HEADINGS. The section headings in this Employment Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

               23. ACKNOWLEDGMENT. The Company hereby agrees to perform its obligations under the last sentence of Section 5(b) of the 2002 Units Agreement and Section 23 of the Company Share Option Agreement, and shall use its best efforts to cause Alexander's to perform its obligations under Section 21, of the Alexander's Stock Option Agreement.

               24. REIT REPRESENTATIONS AND WARRANTY. The Company hereby represents and warrants to Executive that, if Executive (1) does not (x) Beneficially Own (as such term is defined in the Amended and Restated Declaration of Trust of the Company (the "Declaration)), hereafter come to Beneficially Own, Constructively Own (as such term is defined in the Declaration) or hereafter come to Constructively Own Common Equity Stock (as such term is defined in the Declaration) of the Company other than Company Stock received by Executive pursuant to the terms of the Company Share Option Agreement, the Convertible Units Agreement, the 2002 Units Agreement or share options to purchase Company Stock granted to Executive by the Company prior to the date hereof, as well as Company Stock owned by Executive as of the date hereof or (y) Beneficially Own (as such term is defined in the Amended and Restated Certificate of Incorporation of Alexander's, Inc. (the "Certificate"), hereafter come to Beneficially Own, Constructively Own (as such term is defined in the Certificate) or hereafter come to Constructively Own Alexander's Stock other than Alexander's Stock received by Executive pursuant to the terms of the Alexander's Stock Option Agreement or Beneficially Owned or Constructively Owned as a result of Executive's receipt of Company Stock under the Company Share Option Agreement, the Convertible Units Agreement or the 2002 Units Agreement,
(2) complies with the requirements for Existing Constructive Holder status set forth in the Declaration at all times, if any, that Executive Constructively Owns in excess of 9.9 percent of the Company's outstanding Common Equity Stock, and (3) complies with the requirements for Existing Constructive Holder status set forth in the Certificate at all times, if any, that Executive Constructively Owns in excess of 9.9 percent of the Alexander's Stock, (a) any and all issuances or transfers of shares of Company Stock to Executive under the Company Share Option Agreement, the Convertible Units Agreement or the 2002 Units Agreement shall not be voided pursuant to the Declaration and shall not result in (i) the receipt by Executive of shares classified as or exchanged for Excess Stock (as defined in the Declaration) or (ii) Executive not acquiring shareholder rights at all times under such shares of the Company Stock to the fullest extent provided for in the Declaration, the Amended and Restated By-Laws of the Company and Maryland law, and (b) any and all issuances or transfers of shares of Alexander's Stock to Executive under the Alexander's Stock Option Agreement shall not be void under the Certificate and shall not result in (i) the receipt by Executive of Excess Stock (as defined in the Certificate) or (ii) Executive not acquiring stockholder rights under such shares of Alexander's Stock to the fullest extent provided for in the Certificate, the Amended and Restated By-Laws of Alexander's, Inc., and Delaware law. The representation and warranty in clause (a) of the preceding sentence is subject to approval by the Board of an increase in the Ownership Limit (as such term is defined in the Declaration) with respect to Executive in an amount necessary to cover all of the shares of Company Stock referred to in clause (1)(x) of the preceding sentence. The Company will use its best efforts to have such Board approval adopted as soon as practicable, but in no event later than April 30, 2002.

               25. REMEDY LIMITED TO MONEY DAMAGES. Executive shall not be entitled to specific performance for a breach of the representation and warranty contained in paragraph 24 hereof and shall not be entitled to any other remedy except for an action for money damages.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.



                                 VORNADO REALTY TRUST

                                  By:      /s/ Steven Roth
                                           ---------------------------------
                                           Steven Roth
                                           Chief Executive Officer


                                           /s/ Michael D. Fascitelli
                                           ---------------------------------
                                           Michael D. Fascitelli



                                       22